Exhibit 3.1

BUSINESS CORPORATIONS ACT (YUKON)

(Section 30 or 179)

Form 5-01

ARTICLES OF AMENDMENT

1.	Name of Corporation: PLC SYSTEMS INC. (the "Corporation")

2.	Corporate Access Number: 27034

3.	The Articles of Incorporation of the Corporation are amended pursuant to a Court Order:

YES __________	NO X

4.

The Articles of Continuance of the Corporation filed on March 12, 1999 and amended by Articles of Amendment filed on June 17, 2002 (the “Articles of Amendment”) be further amended as follows pursuant to a Special Resolution of the Corporation’s Shareholders dated as at September 18, 2014:

(a)

the Corporation consolidate all of its issued and outstanding Common Shares on the basis that One Hundred (100) issued and outstanding Common Shares shall be consolidated into one (1) issued and outstanding Common Share; and

(i)

no fractional Common Shares of the Corporation shall be issued in connection with the consolidation and in the event that the resultant number of shares held by any shareholder is not a whole number, then the number of Common Shares to be received by a shareholder shall be rounded up or down to the nearest whole number of Common Shares; and

(ii)	For greater certainty, the maximum number of Common Shares that the Corporation is authorized to issue shall remain at an unlimited number of Common Shares.

(b)	the name of the Corporation is changed to VIVEVE MEDICAL, INC.

(c)	Paragraphs (3), (4) and (5) of Appendix 2 attached to the Corporation’s Articles of Continuance, as amended by the Articles of Amendment, be deleted in their entirety.

(d)	the following paragraphs be added as paragraphs (3) and (4) to Appendix 2 attached to the Corporation’s Articles of Continuance:

(3)

The directors or the shareholders may fix the number of directors to be elected at an annual meeting of shareholders of the Corporation, provided that the number of directors fixed to be elected is neither greater than the maximum nor less than the minimum number of directors set out in paragraph 4 of the Articles of Continuance.

(4)

The Directors of the Corporation may, between annual meetings of the Corporation, appoint one or more additional Directors to serve until the next annual meeting but the number of additional Directors shall not at any time exceed one third of the number of Directors who held office at the expiration of the last annual meeting, and in no event shall the total number of Directors exceed the maximum number of Directors fixed pursuant to paragraph 4 of the Articles of Continuance.

5.	DATE	SIGNATURE	TITLE

	September 23, 2014	/s/ Gregory Mann	CFO

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